Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of NaaS Technology Inc. for the registration of Class A ordinary shares, preferred shares, warrants, subscription rights and units collectively as “securities” and to the incorporation by reference therein of our report dated May 1, 2023, with respect to the consolidated financial statements of NaaS Technology Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

July 28, 2023